            ASSIGNMENT OF PURCHASE AGREEMENT AND ESCROW INSTRUCTIONS

                         E & R BELL ROAD, LLC, AS SELLER
                                       AND
                             SERIES B, LLC, AS BUYER

      ASSIGNOR, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, does hereby assign all of its right, title and interest in that certain Purchase Agreement and Escrow Instructions described herein, to ASSIGNEE and its successors and assigns. The Purchase Agreement and Escrow Instructions is described as follows:

            DATE OF AGREEMENT:      September 9, 2005

            ORIGINAL BUYER:         Series B, LLC

            ASSIGNED TO:            Cole LZ Glendale AZ, LLC

            PROPERTY ADDRESS:       6976 West Bell Road, Glendale, AZ 85308

      ASSIGNOR acknowledges that it is not released from any and all obligations or liabilities under said Purchase Agreement and Escrow Instructions with the exception of the earnest money deposit which is currently in escrow.

      ASSIGNEE hereby agrees to assume and be responsible for all obligations and liabilities under said Purchase Agreement and Escrow Instructions. This Assignment shall be in full force and effect upon its full execution.

      Executed this 25th day of October, 2005.

ASSIGNOR:                                 ASSIGNEE:

SERIES B, LLC                             COLE LZ GLENDALE AZ, LLC

                                          By: Cole REIT Advisors II, LLC
By: /s/ John M. Pons_                         its Manager
    -----------------
    John M. Pons
    Authorized Officer

                                          By: /s/ John M. Pons
                                              --------------------
                                              John M. Pons
                                              Senior Vice President

                                                                    EXHIBIT 10.6

                               PURCHASE AGREEMENT
                             AND ESCROW INSTRUCTIONS

                                     BETWEEN

                              E & R BELL ROAD, LLC

                                    AS SELLER

                                       AND

                                  SERIES B, LLC

                                    AS BUYER

                               September 9, 2005

                               PURCHASE AGREEMENT
                             AND ESCROW INSTRUCTIONS

DATED:              Dated to be effective as of September 9, 2005 (the
                    "Effective Date").

PARTIES: This Purchase Agreement and Escrow Instructions is between E & R Bell Road, LLC, an Arizona limited liability company, as "Seller", and Series B, LLC, an Arizona limited liability company, as "Buyer".

      WHEREAS, as of the Effective Date, Seller is the fee title owner of that certain parcel of improved property located at 6976 W. Bell Road, Glendale, Arizona, and legally described on Exhibit A attached hereto (collectively, the "Real Property");

      WHEREAS, as of the Effective Date, the Real Property is improved with a building containing approximately 23,000 square feet (the "Building"). The Real Property, the Building and the improvements to the Real Property (collectively, the "Improvements") are leased to EBCO, Inc. ("Tenant") in accordance with a written lease (the "Existing Lease"), which Existing Lease shall be replaced and superseded as of COE (defined below) by a triple net lease between Tenant and Buyer, in form acceptable to Buyer, Seller and Tenant (the "New Lease"), as provided herein. The Real Property, the Building, the Improvements, the personal property, if any, of Seller located on the Real Property and Seller's interest in the Existing Lease and all rents issued and profits due or to become due thereunder are hereinafter collectively referred to as the "Property";

      WHEREAS, Buyer desires to purchase the Property from Seller and Seller desires to sell the Property to Buyer free and clear of all liens but subject to the New Lease, all as more particularly set forth in this Purchase Agreement and Escrow Instructions (the "Agreement"); and

      WHEREAS, Buyer and Seller have entered into that certain Purchase Agreement and Escrow Instructions (the "Additional Agreement") relating to that certain real property and improvements located at 5130 N. Highway 89, Flagstaff, Arizona (the "Additional Property").

      NOW THEREFORE, in consideration of the promises set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller and Buyer (each, a "Party" and, collectively, the "Parties") hereby agree as follows:

      1. INCORPORATION OF RECITALS. All of the foregoing Recitals are hereby incorporated as agreements of the Parties.

      2. BINDING AGREEMENT. This Agreement constitutes a binding agreement between Seller and Buyer for the sale and purchase of the Property subject to the terms set forth in this Agreement. Subject to the limitations set forth in this Agreement, this Agreement shall bind and inure to the benefit of the Parties and their respective successors and assigns. This Agreement supersedes all other written or verbal agreements between the Parties concerning any transaction embodied in this Agreement. No claim of waiver or modification concerning the provision of this Agreement shall be made against a Party unless based upon a written instrument signed by such Party.

      3. INCLUSIONS IN PROPERTY.

            (a) The Property. The term "Property" shall also include the following:

                  (1) all tenements, hereditaments and appurtenances pertaining to the Real Property;

                  (2) all interest, if any, of Seller in any mineral, water and irrigation rights running with or otherwise pertaining to the Real Property;

                  (3) all interest, if any, of Seller in any road adjoining the Real Property;

                  (4) all interest, if any, of Seller in any award made or to be made or settlement in lieu thereof for damage to the Property or any portion thereof by reason of condemnation, eminent domain or exercise of police power;

                  (5) all of Seller's interest in the Building, the Improvements and any other improvements and fixtures on the Real Property;

                  (6) all of Seller's interest, if any, in any equipment, machinery and personal property located on and used in connection with the Real Property (collectively, the "Personalty");

                  (7) the Existing Lease and all security deposits, if any, now or hereafter due thereunder; and,

                  (8) all of Seller's interest, to the extent transferable, in all permits and licenses (collectively, the "Permits"), warranties (specifically including, without limitation, any warranty related to the roof of the Building), contractual rights and intangibles (including rights to the architectural/engineering plans) with respect to the operation, maintenance, repair or improvement of the Property (collectively, the "Contracts").

            (b) The Transfer Documents. Except for the Personalty, which shall be transferred by that certain bill of sale from Seller to Buyer, a specimen of which is attached hereto as Exhibit C (the "Bill of Sale"); the Permits and Contracts, which are to be transferred by that certain assignment agreement, a specimen of which is attached hereto as Exhibit D (the "Assignment Agreement"); all components of the Property shall be transferred and conveyed by execution and delivery by Seller of a special warranty deed, a specimen of which is attached hereto as Exhibit E (the "Deed"). Upon the execution of the New Lease by Tenant and Buyer at COE, the Existing Lease shall be terminated by that certain termination of lease, a specimen of which is attached hereto as Exhibit F (the "Termination of Existing Lease"). The Bill of Sale, the Assignment Agreement, the Deed and the Termination of Existing Lease are hereinafter collectively referred to as the "Transfer Documents".

      4. PURCHASE PRICE. The price to be paid by Buyer to Seller for the Property is Five Million Six Hundred Ninety One Thousand Five Hundred Twenty Five and no/100 Dollars ($5,691,525.00) (the "Purchase Price"), payable as follows:

            (a) One Hundred Thousand and no/100 Dollars ($100,000.00) earnest money (the "Earnest Money Deposit") to be deposited in escrow with Fidelity National Title Insurance Company, 40 N. Central Avenue, Suite 2850, Phoenix, Arizona 85004, Attn.: Mary Garcia ("Escrow Agent") not later than three (3) business days following the receipt by Escrow Agent of a fully-executed original of this Agreement (said receipt by Escrow Agent of both a fully-executed original of this Agreement and the Earnest Money Deposit, the "Opening of Escrow"), which Earnest Money Deposit is to be held by Escrow Agent until released to Seller or Buyer as provided herein or paid to Seller at close of escrow ("COE"); and

            (b) Five Million Five Hundred Ninety One Thousand Five Hundred Twenty Five and no/100 Dollars ($5,591,521.00), in additional cash, or other immediately available funds (as may be increased or decreased by such sums as are required to take into account any additional deposits, prorations, credits, or other adjustments required by this Agreement), to be deposited in escrow with Escrow Agent on or before COE (the "Additional Funds") which is to be held by Escrow Agent until cancellation of this Agreement as provided herein or paid to Seller at COE.

      5. DISPOSITION OF EARNEST MONEY DEPOSIT. Seller and Buyer hereby instruct Escrow Agent to place the Earnest Money Deposit in a federally insured interest-bearing passbook account on behalf of Seller and Buyer. The Earnest Money Deposit and interest thereon shall be applied as follows:

            (a) if Buyer cancels this Agreement as Buyer is so entitled to do as provided in this Agreement, the Earnest Money Deposit and all interest earned to the effective date of withdrawal shall be paid immediately to Buyer;

            (b) if the Earnest Money Deposit is forfeited by Buyer pursuant to this Agreement, such Earnest Money Deposit and all interest earned to the date of withdrawal shall be paid to Seller pursuant to Section 21(b) below as Seller's agreed and total liquidated damages, it being acknowledged and agreed that it would be difficult or impossible to determine Seller's exact damages; and

            (c) if escrow closes, the Earnest Money Deposit and all interest earned to COE shall be credited to Buyer, automatically applied against the Purchase Price and paid to Seller at COE.

      6. PRELIMINARY TITLE REPORT AND OBJECTIONS. (a) Within ten (10) days after the Opening of Escrow, Escrow Agent shall deliver a current Preliminary Title Report (the "Report") for an ALTA extended coverage title insurance policy (the "Owner's Policy") on the Property to Buyer and Seller. The Report shall show the status of title to the Property as of the date of such Report and shall also describe the requirements of Escrow Agent for the issuance of an Owner's Policy as described herein. The cost of a standard Owner's Policy will be paid for by Seller; Buyer shall pay additional costs for an extended coverage policy. In addition to the Report, Escrow Agent shall simultaneously deliver to Buyer complete, legible copies of all documents identified in Part Two of Schedule B of the Report.

            (b) If Buyer is dissatisfied with any exception to title as shown in the Report (an "Objectionable Report"), then Buyer may, by giving written notice thereof to Escrow Agent and Seller on or before expiration of the Study Period (as defined below) or ten (10) days from Buyer's receipt of such Objectionable Report, whichever is later (provided, however, Buyer shall have not less than ten (10) days from its receipt of the Survey (as defined in Section 9 below) corresponding to the Property to object to any matters disclosed on or by such Survey that were not previously disclosed by seller's existing survey corresponding to the Property), either (i) terminate this Agreement and the Additional Agreement, whereupon the Earnest Money Deposit plus interest shall be returned immediately to Buyer and, except as otherwise provided in this Agreement, neither of the Parties shall have any further liability or obligation under this Agreement, or (ii) provisionally accept the title subject to Seller's agreement to cause the removal of any disapproved exceptions or objectionable matters. Seller shall be under no obligation to cause the removal of any such exceptions or matters, but in the event Seller agrees, in its sole discretion, to do so, Seller shall attempt (at its sole cost) to remove the exceptions or objections (or, if acceptable to Buyer, obtain title insurance endorsements over the exceptions and objections) before the Closing Date. If Seller agrees to attempt to cause the removal of such exceptions or matters but is unable to do so prior to the Closing Date, Buyer may proceed under option (i) above, or Buyer may waive such exceptions or objections.

            If Buyer gives notice to Seller of its election of option (ii) above, Seller shall notify Buyer in writing within five (5) days after receiving Buyer's written notice of disapproval of any exceptions or objectionable matters if Seller does not intend to remove (or endorse over) any such exception and/or objectionable matter. Seller's lack of response shall be deemed as Seller's decision to not remove the objectionable matters and exceptions (or obtain title insurance endorsements over said exceptions and objectionable matters, if acceptable to Buyer) prior to the Closing Date.

            (c) In the event the Report is amended to include new exceptions that are not set forth in the prior Report, Buyer shall have until the later of
(i) the expiration of the Study Period, or (ii) the date seven (7) days after Buyer's receipt of the amended Report and copies of the documents identified in the new exceptions or new requirements (provided, however, Buyer shall have not less than five (5) days from its receipt of any Survey revised to reflect any such new exceptions to object to any matters disclosed on or by such revised Survey related to such new exceptions), within which to either (Y) terminate this Agreement and the Additional Agreement, whereupon the Earnest Money Deposit plus interest shall be returned immediately to Buyer and, except as otherwise provided in this Agreement, neither of the Parties shall have any further liability or obligation under this Agreement, or (Z) to provisionally accept the title to the Property subject to Seller's agreement to cause the removal of any disapproved exceptions or objections. Unless Seller expressly agrees to attempt to cause the removal of such exceptions or objections, Seller shall be under no obligation to remove said exceptions or objections.

            If Buyer gives notice to Seller of its election of option (Z) above, Seller shall notify Buyer in writing within five (5) days after receiving Buyer's written notice of disapproval of any exceptions or objectionable matters if Seller does not intend to remove (or endorse over) any such exception and/or objectionable matter. Seller's lack of response shall be deemed as Seller's decision to not remove the objectionable matters and exceptions (or obtain title insurance endorsements over said exceptions and objectionable matters, if acceptable to Buyer) prior to the Closing Date.

            (d) In the event Buyer provisionally accepts title to the Property pursuant to Sections 6(b) and/or 6(c) above, if Seller serves notice (or is deemed to have served notice) to Buyer that Seller does not intend to remove such exceptions and/or objections before COE, Buyer shall, within ten (10) days after receipt of such notice from Seller, notify Seller and Escrow Agent in writing of Buyer's election to either (i) terminate this Agreement and the Additional Agreement, whereupon the Earnest Money Deposit plus interest shall be returned immediately to Buyer and, except as otherwise provided in this Agreement, neither of the Parties shall have any further liability or obligation under this Agreement, or (ii) waive such objections. If written notice of either satisfaction or dissatisfaction as to the Report is not timely given by Buyer to Seller pursuant to this Section 6, then Buyer shall be deemed to have disapproved of the condition of the title of the Property, and shall have elected to terminate this Agreement and the Additional Agreement, whereupon the Earnest Money Deposit plus interest shall be returned immediately to Buyer and, except as otherwise provided in this Agreement, neither of the Parties shall have any further liability or obligation under this Agreement.

            (e) In the event of a termination of the Additional Agreement by Buyer pursuant to Section 6 of the Additional Agreement, this Agreement shall be deemed to be terminated, whereupon the Earnest Money Deposit plus interest shall be returned immediately to Buyer and, except as otherwise provided in this Agreement, neither of the Parties shall have any further liability or obligation under this Agreement.

      7. BUYER'S STUDY PERIOD.

            (a) The Study Period. Buyer shall have until the later of 5:00 p.m. MST on the thirtieth (30th) day after the Opening of Escrow (the "Study Period"), at Buyer's sole cost, within which to conduct and approve any investigations, studies or tests deemed necessary by Buyer, in Buyer's sole discretion, to determine the feasibility of acquiring the Property, including, without limitation, Buyer's right to: (i) review and approve the Survey, the Existing Lease, Seller's operating statements with respect to the Property, and the Contracts; (ii) meet and confer with Tenant; and, (iii) obtain, review and approve an environmental study of each of the Property (collectively, "Buyer's Diligence").

            (b) Right of Entry. Subject to the prior rights of Tenant in the Property, Seller hereby grants to Buyer and Buyer's agents, employees and contractors the right to enter upon the Property, during regular business hours during the Study Period, to conduct Buyer's Diligence. In consideration therefor, Buyer shall and does hereby agree to indemnify and hold Seller harmless from any and all liabilities, claims, losses or damages, including, but not limited to, court costs and attorneys' fees, which may be incurred by Seller as a direct result of Buyer's

Diligence. Buyer's indemnity and hold harmless obligation shall survive cancellation of this Agreement or COE.

            (c) Cancellation. Unless Buyer so notifies Seller or Escrow Agent, in writing, on or before the end of the Study Period, of Buyer's acceptance of the Property and waiver of the contingencies as set forth in this Section 7, this Agreement and the Additional Agreement shall be canceled and the Earnest Money Deposit plus all interest accrued thereon shall be returned immediately to Buyer and, except as otherwise provided in this Agreement, neither of the Parties shall have any further liability or obligation under this Agreement. In the event of a cancellation of the Additional Agreement by Buyer pursuant to
Section 7 of the Additional Agreement, this Agreement shall be deemed to be terminated, whereupon the Earnest Money Deposit plus interest shall be returned immediately to Buyer and, except as otherwise provided in this Agreement, neither of the Parties shall have any further liability or obligation under this Agreement.

            (d) Acceptance. If Buyer notifies Seller or Escrow Agent of Buyer's acceptance of the Property as provided in Section 7(c) above, the entire Earnest Money Deposit, as the same may be increased during the term of this Agreement, shall, except as otherwise expressly provided herein, become non-refundable to Buyer. Unless Buyer's performance hereunder is excused due to a failure of a condition of closing (other than as a result of the action or inaction of Buyer), a breach by Seller of this Agreement or any other reason expressly provided herein, if Buyer fails to close escrow within the time period set forth in Section 18 below or if Buyer otherwise breaches this Agreement, the Earnest Money Deposit shall be forfeited to Seller as provided in Section 5(b) above.

      8. DELIVERY OF SELLER'S DILIGENCE MATERIALS.

            (a) Deliveries to Buyer. Seller agrees to deliver to Buyer contemporaneously with the Opening of Escrow all information in Seller's possession or control relating to the leasing, operating, maintenance, construction, repair, zoning (including any zoning verification letters), platting, engineering, soil tests, water tests, environmental tests, master planning, architectural drawings and like matters regarding the Property (collectively, "Seller's Diligence Materials"), all at no cost to Buyer. From and after the Opening of Escrow, Seller agrees to provide to Buyer any other documents or information in the possession or control of Seller or its agents pertaining to the Property that Buyer may reasonably request in writing.

            (b) Delivery by Buyer. If this Agreement is canceled for any reason, except Seller's willful default hereunder, Buyer agrees to deliver to Seller (i) all Seller's Diligence Materials received by Buyer from Seller, and (ii) upon payment by Seller to Buyer of Buyer's cost thereof, copies of those investigations, studies and/or tests which Buyer may have elected to obtain.

      9. THE SURVEY. Seller, at Seller's cost, shall, within twenty five (25) days of Opening of Escrow, cause a certified ALTA survey of the Real Property, Building and Improvements comprising the Property (the "Survey") to be completed by a surveyor licensed in the State of Arizona and delivered to Buyer and Escrow Agent, whereupon the legal description in the Survey shall control over the description in Exhibit A-1 attached hereto to the extent they

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may be inconsistent. The Survey shall set forth the legal description and boundaries of the parcel of Real Property and all easements, encroachments and improvements thereon.

      10. IRS SECTION 1445. Seller shall furnish to Buyer in escrow by COE a sworn affidavit (the "Non-Foreign Affidavit") stating under penalty of perjury that Seller is not a "foreign person" as such term is defined in Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended (the "Code"). If Seller does not timely furnish the Non-Foreign Affidavit, Buyer may withhold (or direct Escrow Agent to withhold) from the Earnest Money Deposit and/or the Additional Funds, an amount equal to the amount required to be so withheld pursuant to Section 1445(a) of the Code, and such withheld funds shall be deposited with the Internal Revenue Service as required by such Section 1445(a) and the regulations promulgated thereunder. The amount withheld, if any, shall nevertheless be deemed to be part of the Purchase Price paid to Seller.

      11. DELIVERY OF POSSESSION. Seller shall deliver possession of the Property to Buyer at COE subject only to the rights of Tenant under the New Lease as agreed to by Seller, Tenant and Buyer.

      12. BUYER'S CONDITIONS PRECEDENT. In addition to all other conditions precedent for Buyer set forth in this Agreement, Buyer's obligations to perform under this Agreement and to close escrow are expressly subject to the following:

            (a) the delivery by Seller to Escrow Agent, for delivery to Buyer at COE, of the executed original Transfer Documents;

            (b) the issuance of the Owner's Policy (or a written commitment therefor) subject only to those matters approved or deemed approved by Buyer pursuant to this Agreement;

            (c) the delivery by Seller to Buyer at COE of all security deposits and pre-paid/abated rents under the Existing Lease, if any, in the form of a credit in favor of Buyer against the Additional Funds;

            (d) the deposit by Seller with Buyer prior to expiration of the Study Period of (i) an executed original estoppel certificate naming Buyer (or its designee) and Wachovia Bank, National Association, as addressees, which certificate must be reasonably acceptable to Buyer, in Tenant's standard form, and (ii) a subordination, non-disturbance and attornment agreement, in form and substance reasonably acceptable to Tenant, for the benefit of Wachovia Bank, National Association, both executed by Tenant with respect to the Existing Lease;

            (e) the agreement of Buyer, Seller and Tenant to a mutually agreeable form of New Lease prior to the expiration of the Study Period, and subsequent to such agreement, the delivery by Tenant to Escrow Agent, no later than five (5) business days prior to COE, of such New Lease, fully executed by Tenant;

            (f) the deposit with Escrow Agent and Buyer prior to the expiration of the Study Period of an executed waiver by Tenant of any right of first refusal under the Existing Lease;

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            (f) the deposit with Escrow Agent of an executed affidavit of Seller and such other documentation as may be reasonably required by Escrow Agent to allow for the deletion of the mechanics' lien exception from the Owner's Policy;

            (g) the delivery by Seller prior to expiration of the Study Period to Buyer of the Certificate of Occupancy for the Property;

            (h) the deposit with Escrow Agent of a letter from Seller to Tenant requesting that future rent under the New Lease be paid to Buyer; and

            (i) delivery to Buyer of fully-executed originals of the Contracts and Permits, if any, in the possession of Seller or Seller's agents and any correspondence with respect thereto, together with such non-proprietary leasing and property manuals, files and records which are material in connection with the continued operation, leasing and maintenance of the Property.

If the foregoing conditions have not been satisfied by the specified date or COE as the case may be, and provided that Buyer is not in breach of this Agreement and is otherwise ready and able to perform its obligations hereunder, then Buyer shall have the right, at Buyer's sole option, by giving written notice to Seller and Escrow Agent, to (i) cancel this Agreement and the Additional Agreement, or
(ii) extend COE for up to thirty (30) days during which time Seller shall endeavor to satisfy any and all unsatisfied condition or conditions. In the event this Agreement and the Additional Agreement are terminated, the Earnest Money Deposit plus interest shall be paid immediately by Escrow Agent to Buyer and, except as otherwise provided in this Agreement, neither of the Parties shall have any further liability or obligation under this Agreement. In the event COE is extended as provided above, close of escrow under the Additional Agreement shall be extended by the same amount of time as COE is extended hereunder.

In the event of a termination of the Additional Agreement by Buyer pursuant to
Section 12 of the Additional Agreement, this Agreement shall be deemed to be terminated, whereupon the Earnest Money Deposit plus interest shall be returned immediately to Buyer and, except as otherwise provided in this Agreement, neither of the Parties shall have any further liability or obligation under this Agreement. In the event close of escrow under the Additional Agreement shall be extended pursuant to Section 12 of the Additional Agreement, COE under this Agreement shall be deemed to be extended by the same amount of time as close of escrow under the Additional Agreement is extended.

Nothing contained in this Section 12 shall limit or otherwise modify Buyer's rights under Section 21(a) of this Agreement in the event of a breach of this Agreement by Seller.

13. SELLER'S CONDITIONS PRECEDENT. In addition to all other conditions precedent for Seller set forth in this Agreement, Seller's obligation to perform under this Agreement and to close escrow are expressly subject to the following:

            (a) prior to COE, the execution, by Buyer, of the New Lease in a form agreeable to Seller and Tenant and Buyer's delivery of same to Escrow Agent;

            (b) the delivery by Buyer to Escrow Agent prior to COE of all documents reasonably necessary to close escrow;

            (c) the deposit by Buyer with Escrow Agent of all amounts necessary to pay the Purchase Price on or before the COE; and

            (d) the Buyer's performance of all of its obligations hereunder so as to allow COE to timely occur as provided herein.

If the foregoing conditions have not been satisfied by the specified date or COE, as the case may be, and provided that Seller is not in breach of this Agreement and all the conditions set forth in Section 12 above have been satisfied, then Seller shall have the right, at Seller's sole option, by giving written notice to Buyer and Escrow Agent, to (i) cancel this Agreement and the Additional Agreement, or (ii) extend COE for up to thirty (30) days during which time Buyer shall endeavor to satisfy any and all unsatisfied condition or conditions. In the event this Agreement and the Additional Agreement are terminated, the Earnest Money Deposit plus interest shall be paid immediately by Escrow Agent to Seller and, except as otherwise provided in this Agreement, neither of the Parties shall have any further liability or obligation under this Agreement. In the event COE is extended as provided above, close of escrow under the Additional Agreement shall be extended by the same amount of time as COE is extended hereunder.

In the event of a termination of the Additional Agreement by Seller pursuant to
Section 13 of the Additional Agreement, this Agreement shall be deemed to be terminated, whereupon the Earnest Money Deposit plus interest shall be paid to Seller and, except as otherwise provided in this Agreement, neither of the Parties shall have any further liability or obligation under this Agreement. In the event close of escrow under the Additional Agreement shall be extended pursuant to Section 13 of the Additional Agreement, COE under this Agreement shall be deemed to be extended by the same amount of time as close of escrow under the Additional Agreement is extended.

Nothing contained in this Section 13 shall limit or otherwise modify Seller's rights under Section 21(b) of this Agreement in the event of a breach of this Agreement by Buyer.

      14. SELLER'S WARRANTIES. Seller hereby represents and warrants to Buyer as of the Effective Date and again as of COE that:

            (a) to Seller's actual knowledge, there are no unrecorded leases (other than the Existing Lease), liens or encumbrances which may affect title to the Property;

            (b) to Seller's actual knowledge, no notice of violation has been issued with regard to any applicable regulation, ordinance, requirement, covenant, condition or restriction relating to the present use or occupancy of the Property by any person, authority or agency having jurisdiction;

            (c) to Seller's actual knowledge, there are no intended public improvements which will or could result in any charges being assessed against the Property which will result in a lien upon the Property;

            (d) to Seller's actual knowledge, there is no impending or contemplated condemnation or taking by inverse condemnation of the Property, or any portion thereof, by any governmental authorities;

            (e) there are no suits or claims pending or to Seller's actual knowledge, threatened with respect to or in any manner affecting the Property, nor does Seller know of any circumstances which should or could reasonably form the basis for any such suits or claims which have not been disclosed in writing to Buyer by Seller;

            (f) Seller has not entered into and there is not existing any other agreement, written or oral, under which Seller is or could become obligated to sell the Property, or any portion thereof, to a third party and Seller will not enter into nor execute any such agreement without Buyer's prior written consent;

            (g) Seller has not and will not, without the prior written consent of Buyer, take any action before any governmental authority having jurisdiction thereover, the object of which would be to change the present zoning of or other land-use limitations, upon the Property, or any portion thereof, or its potential use, and, to Seller's actual knowledge, there are no pending proceedings, the object of which would be to change the present zoning or other land-use limitations;

            (h) this transaction will not in any way violate any other agreements to which Seller is a party;

            (i) Seller has full power and authority to execute, deliver and perform under this Agreement as well as under the Transfer Documents, specimens of which are attached hereto as Exhibits;

            (j) no default of Seller exists under any of the Contracts and, to Seller's knowledge, no default of any of the other parties exists under any of the Contracts;

            (k) no consent of any third party is required in order for Seller to enter into this Agreement and perform Seller's obligations hereunder;

            (l) except for any item to be prorated at COE in accordance with this Agreement, all bills or other charges, costs or expenses arising out of or in connection with or resulting from Seller's use, ownership, or operation of the Property up to COE shall be paid in full by Seller;

            (m) all general real estate taxes, assessments and personal property taxes that have become due with respect to the Property (except for those that will be prorated at COE) have been paid or will be so paid by Seller prior to COE;

            (n) between the Effective Date and COE or any earlier termination of this Agreement, Seller shall not execute or enter into any lease with respect to the Property, or terminate, amend, modify, extend or waive any rights under the Existing Lease without Buyer's prior written consent, which consent may be withheld at Buyer's discretion;

            (o) Seller agrees that, between the Effective Date and COE or any earlier termination of this Agreement, Seller shall, at its sole cost:

                  (1) continue to operate the Property as heretofore operated by Seller;

                  (2) maintain or cause Tenant to maintain the Property in its current condition and perform required and routine maintenance and make replacements of each part of the Property that is tangible property (whether real or personal) and perform repairs or make replacements to any broken, defective or disfunctioning portion of the Property that is tangible property (whether real or personal) as the relevant conditions require;

                  (3) pay or cause Tenant to pay (as applicable) prior to COE, all sums due for work, materials or services furnished or otherwise incurred in the ownership, use or operation of the Property up to COE;

                  (4) comply or cause Tenant to comply with all governmental requirements applicable to the Property;

                  (5) except as required by a governmental agency, not place or permit to be placed on any portion of the Property any new improvements of any kind or remove or permit any improvements to be removed from the Property without the prior written consent of Buyer;

                  (6) not restrict, rezone, file or modify any development plan or zoning plan or establish or participate in the establishment of any improvement district with respect to all or any portion of the Property without Buyer's prior written consent; and

                  (7) without Buyer's prior written consent, Seller shall not, by voluntary or intentional act or omission to act, further cause or create any easement, encumbrance, or mechanic's or materialmen's liens, and/or similar liens or encumbrances to arise or to be imposed upon the Property or any portion thereof that effects title thereto;

            (p) Seller has no actual knowledge that there exists or has existed, and Seller itself has not caused any generation, production, location, transportation, storage, treatment, discharge, disposal, release or threatened release upon, under or about the Property of any Hazardous Materials. "Hazardous Materials" shall mean any flammables, explosives, radioactive materials, hazardous wastes, hazardous and toxic substances or related materials, asbestos or any material containing asbestos (including, without limitation, vinyl asbestos tile), or any other substance or material, defined as a "hazardous substance" by any federal, state, or local environmental law, ordinance, rule or regulation including, without limitation, the Federal Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, the Federal Hazardous Materials Transportation Act, as amended, the Federal Resource Conservation and Recovery Act, as amended, and the rules and regulations adopted and promulgated pursuant to each of the foregoing;

            (q) to Seller's actual knowledge, there is not now, nor has there ever been, on or in the Property or any portion thereof underground storage tanks, any asbestos-containing materials or any polychlorinated biphenyls, including those used in hydraulic oils, electric transformers, or other equipment. Seller hereby assigns to Buyer, effective as of COE, all claims, counterclaims, defenses, or actions, whether at common law, or pursuant to any other applicable federal or state or other laws which Seller may have against any third parties relating to the existence of any Hazardous Materials in, at, on, under or about the Property (including

Hazardous Materials released on the Property prior to COE and continuing in existence on the Property at COE);

            (r) to Seller's actual knowledge, there are no proceedings pending for the increase of the assessed valuation of the Property or any portion thereof;

            (s) should Seller receive notice or actual knowledge of any information regarding any of the matters set forth in this Section 13 after the Effective Date and prior to COE, Seller will immediately notify Buyer of the same in writing;

            (t) the execution, delivery and performance of this Agreement and the Transfer Documents, specimens of which are attached hereto as Exhibits, have not and will not constitute a breach or default under any other agreement, law or court order under which Seller is a party or may be bound; and

            (u) all representations made in this Agreement by Seller shall survive the execution and delivery of this Agreement and COE. Seller shall and does hereby indemnify against and hold Buyer harmless from any loss, damage, liability and expense, together with all court costs and attorneys' fees which Buyer may incur, by reason of any material misrepresentation by Seller or any material breach of any of Seller's warranties. Seller's indemnity and hold harmless obligations shall survive COE.

      15. BUYER'S WARRANTIES. Buyer hereby represents to Seller as of the Effective Date and again as of COE that:

            (a) Buyer has full power and authority to execute, deliver and perform under this Agreement as well as under the Transfer Documents, specimens of which are attached hereto as Exhibits;

            (b) there are no actions or proceedings pending or to Buyer's knowledge, threatened against Buyer which may in any manner whatsoever affect the validity or enforceability of this Agreement or any of the documents, specimens of which are attached hereto as Exhibits, or impact Buyer's ability to fulfill its obligations contained herein;

            (c) the execution, delivery and performance of this Agreement and the Transfer Documents, specimens of which are attached hereto as Exhibits, have not and will not constitute a breach or default under any other agreement, law or court order under which Buyer is a party or may be bound;

            (d) should Buyer receive notice or knowledge of any information regarding any of the matters set forth in this Section 15 after the Effective Date and prior to COE, Buyer will promptly notify Seller of the same in writing; and

            (e) all representations made in this Agreement by Buyer shall survive the execution and delivery of this Agreement and COE. Buyer shall and does hereby indemnify against and hold Seller harmless from any loss, damage, liability and expense, together with all court costs and attorneys' fees which Seller may incur, by reason of any material misrepresentation by Buyer or any material breach of any of Buyer's warranties. Buyer's indemnity and hold harmless obligations shall survive COE.

      16. RENTS AND DEPOSITS. Seller and Buyer agree that, in addition to all other conditions and covenants contained herein, Seller shall deliver to Buyer and Escrow Agent not later than the day immediately prior to COE information, certified by Seller to be true and accurate as of the date thereof and as of the date of COE, with respect to (i) the amount of Tenant's security deposit under the Existing Lease, if any, and
(ii) prepaid and/or abated rents, including, without limitation, the amount thereof and the date to which such rents have been paid.

      17. BROKER'S COMMISSION. Concerning any brokerage commission, the Parties agree as follows:

            (a) the Parties warrant to one another that they have not dealt with any finder, broker or realtor in connection with this Agreement except Staubach Investment Sales ("Broker");

            (b) if any person shall assert a claim to a finder's fee or brokerage commission on account of alleged employment as a finder or broker in connection with this Agreement (including Broker), the Party under whom the finder or broker is claiming shall indemnify and hold the other Party harmless from and against any such claim and all costs, expenses and liabilities incurred in connection with such claim or any action or proceeding brought on such claim, including, but not limited to, counsel and witness fees and court costs in defending against such claim. The provisions of this subsection shall survive cancellation of this Agreement or COE; and

            (c) Seller shall be responsible for payment of a commission to Broker in an amount equal to One Hundred Thousand and no/100 Dollars ($100,000.00), which commission shall be paid at COE.

      18. CLOSE OF ESCROW. COE shall be on or before 5:00 p.m. MST on the fifteenth (15th) day after the expiration of the Study Period (as such Study Period may be extended pursuant to Section 6(b) hereof) or such earlier date as Buyer may choose by giving written notice thereof to Seller and Escrow Agent. Notwithstanding the foregoing, the Parties acknowledge and agree that COE for the Property shall occur simultaneously with close of escrow for the Additional Property, and thus COE may be adjusted to ensure such a simultaneous closing with the Additional Property. Buyer may extend the COE date as to the Property for up to an additional thirty (30) days upon delivery of written notice to extend the COE date to Escrow Agent prior to the original COE date and by depositing an additional Fifty Thousand and no/100 Dollars ($50,000.00) of earnest money with Escrow Agent, provided, however, Buyer must also elect to extend the close of escrow of the Additional Property for an identical period of time as provided in Section 18 of the Additional Agreement. For purposes of this Agreement, any additional earnest money deposited with Escrow Agent pursuant to this Section 18 shall be added to and become a part of the Earnest Money Deposit.

      19. ASSIGNMENT. Either Party may assign its rights under this Agreement to an affiliate of such Party, or as required under an Exchange (defined below), without seeking or obtaining the other Party's consent. Such assignment shall not become effective until the assignee executes an instrument whereby such assignee expressly assumes each of the obligations of the assigning Party under this Agreement. Buyer may also designate someone other than Buyer, as grantee and/or assignee, under the Transfer Documents by providing written notice of such designation at least five (5) days prior to COE. No assignment shall release or otherwise relieve either Party from any obligations hereunder.

      20. RISK OF LOSS. Seller shall bear all risk of loss, damage or taking of the Property which may occur prior to COE. In the event of any loss, damage or taking with respect to the Property prior to COE, Buyer may, at Buyer's sole option, by written notice to Seller and Escrow Agent, terminate this Agreement and the Additional Agreement, whereupon the Earnest Money Deposit plus interest shall be paid immediately to Buyer and, except as otherwise provided in this Agreement, neither of the Parties shall have any further liability or obligation hereunder. In the alternative, Buyer may attempt to negotiate an appropriate downward adjustment of the Purchase Price. If Seller and Buyer cannot agree upon such a downward adjustment within a reasonable period (not to exceed ten (10) days from the date Buyer receives notice of the loss) Buyer may terminate this Agreement and the Additional Agreement as provided above. If Buyer waives any such loss or damage to any such Property and closes escrow, Seller shall at COE and as a condition precedent thereto, pay Buyer or credit Buyer against the Additional Funds the amount of any insurance or condemnation proceeds, or assign to Buyer, as of COE and in a form acceptable to Buyer, all rights or claims for relief to the same.

            In the event of a termination of the Additional Agreement by Buyer pursuant to Section 20 of the Additional Agreement, this Agreement shall be deemed to be terminated, whereupon the Earnest Money Deposit plus interest shall be returned immediately to Buyer and, except as otherwise provided in this Agreement, neither of the Parties shall have any further liability or obligation under this Agreement.

      21. REMEDIES.

            (a) Seller's Breach. If Seller breaches this Agreement, Seller shall also be deemed to have breached the Additional Agreement and Buyer may, at Buyer's sole option, either: (i) by written notice to Seller and Escrow Agent, cancel this Agreement and the Additional Agreement in its entirety whereupon the Earnest Money Deposit plus interest shall be paid immediately by Escrow Agent to Buyer and, except as otherwise provided in this Agreement, neither of the Parties shall have any further liability or obligation hereunder; or, (ii) seek specific performance against Seller in which event COE shall be automatically extended as necessary. Notwithstanding the foregoing, if specific performance is unavailable as a remedy to Buyer because of Seller's affirmative acts, Buyer shall be entitled to pursue all rights and remedies available at law or in equity. This limitation of damages does not apply to the indemnification under
Section 17. Any breach by Seller of the Additional Agreement shall also be deemed to be a breach of this Agreement, and Buyer shall be entitled to exercise the rights as provided above. Buyer may seek specific performance against Seller with respect to the Property only if Buyer simultaneously seeks specific performance under the Additional Agreement with respect to the Additional Property.

            (b) Buyer's Breach. If Buyer breaches this Agreement, Buyer shall also be deemed to have breached the Additional Agreement and as Seller's sole remedy for breach of this Agreement Seller shall be entitled to retain the Earnest Money Deposit in accordance with subsection 5(b) as Seller's agreed and total liquidated damages. Seller hereby waives any right to seek any equitable or legal remedies against Buyer. This limitation of damages does not apply to the indemnification under Sections 7(b) and 17.

      22. ATTORNEYS' FEES. If there is any litigation to enforce any provisions or rights arising herein in accordance with Section 21, the unsuccessful party in such litigation, as determined by the court, agrees to pay the successful party, as determined by the court, all costs and expenses, including, but not limited to, reasonable attorneys' fees incurred by the successful party, such fees to be determined by the court.

      23. NOTICES.

            (a) Addresses. Except as otherwise required by law, any notice required or permitted hereunder shall be in writing and shall be given by personal delivery, or by deposit in the U.S. Mail, certified or registered, return receipt requested, postage prepaid, addressed to the Parties at the addresses set forth below, or at such other address as a Party may designate in writing pursuant hereto, or tested telex, or telegram, or telecopies (fax), or any express or overnight delivery service (e.g., Federal Express), delivery charges prepaid:

if to Seller:                         E & R Bell Road, LLC
                                      4135 E. Cotton Center Blvd.
                                      Phoenix, AZ 85040
                                      Attn: Ron Hernandez
                                      Tel.: (602) 426-5292, ext. 2209
                                      Fax:  (602) 470-2476

with copies to:                       Alan R. Costello, Esq.
                                      Costello Law Firm
                                      1440 E. Missouri Avenue, Suite C-170
                                      Phoenix, AZ 85014
                                      Tel:  (602) 248-4339
                                      Fax:  (602) 248-8164

if to Buyer:                          Series B, LLC
                                      2555 E. Camelback Road, Suite 400
                                      Phoenix, AZ  85016
                                      Attn: Legal Department
                                      Tel.: (602) 778-8700
                                      Fax:  (602) 778-8767

with copies to:                       Bennett Wheeler Lytle & Cartwright, PLC
                                      3838 N. Central Avenue, Suite 1120
                                      Phoenix, AZ  85012
                                      Attn: J. Craig Cartwright, Esq.
                                      Tel.: (602) 445-3433
                                      Fax:  (602) 266-9119

if to Escrow Agent:                   Fidelity National Title Insurance Company
                                      40 N. Central Avenue, Suite 2850
                                      Phoenix, AZ 85004
                                      Attn: Mary Garcia
                                      Tel.: (602) 343-7571
                                      Fax:  (602) 343-7564

            (b) Effective Date of Notices. Notice shall be deemed to have been given on the date on which such notice is delivered, if notice is given by personal delivery, telex, telegrams or telecopies, and on the date of deposit in the mail, if mailed or deposited with the overnight carrier, if used. Notice shall be deemed to have been received on the date on which the notice is received, if notice is given by personal delivery, and on the second (2nd) day following deposit in the U.S. Mail, if notice is mailed. If escrow has opened, a copy of any notice given to a party shall also be given to Escrow Agent by regular U.S. Mail or by any other method provided for herein.

      24. CLOSING COSTS.

            (a) Closing Costs. Seller and Buyer agree to pay closing costs as indicated in this Agreement and in the escrow instructions attached hereto as Exhibit G, and by this reference incorporated herein (the "Escrow Instructions"). At COE, Seller shall pay (i) the costs of releasing all liens, judgments, and other encumbrances that are to be released and of recording such releases, (ii) one-half the fees and costs due Escrow Agent for its services (the remaining one-half to be paid by Buyer), (iii) the transfer tax associated with the sale of the Property, if any, and (iv) all other costs to be paid by Seller under this Agreement. Except as otherwise provided for in this Agreement, Seller and Buyer will each be solely responsible for and bear all of their own respective expenses, including, without limitation, expenses of legal counsel, accountants, and other advisors incurred at any time in connection with pursuing or consummating the transaction contemplated herein. Real estate taxes shall be prorated based upon the current valuation and latest available tax rates. All prorations shall be calculated through escrow as of COE based upon the latest available information, including, without limitation, a credit to Buyer for any rent prepaid by Tenant for the period beginning with and including the date on which the closing occurs through and including the last day of the month in which the closing occurs. All other credits to Buyer shall be similarly prorated. Any other closing costs not specifically designated as the responsibility of either Party in the Escrow Instructions or in this Agreement shall be paid by Seller and Buyer according to the usual and customary allocation of the same by Escrow Agent. Seller agrees that all closing costs payable by Seller shall be deducted from Seller's proceeds otherwise payable to Seller at COE. Buyer shall deposit with Escrow Agent sufficient cash to pay all of Buyer's closing costs. Except as provided in this Section 24(a), Seller and Buyer shall each bear their own costs in regard to this Agreement.

            (b) Post-Closing Adjustment. If after COE, the parties discover any errors in adjustments and apportionments or additional information becomes available which would render the closing prorations materially inaccurate, the same shall be corrected as soon after their discovery as possible. The provision of this Section 24(b) shall survive COE except that no adjustment shall be made later than two (2) months after COE unless prior to such date the Party seeking the adjustment shall have delivered a written notice to the other Party specifying the nature and basis for such claim. In the event that such claim is valid, the Party against whom the claim is sought shall have ten (10) days in which to remit any adjustment due.

            (c) Instructions. This Agreement, together with the Escrow Instructions, shall constitute escrow instructions for the transaction contemplated herein. Such escrow instructions shall be construed as applying principally to Escrow Agent's employment.

      25. ESCROW CANCELLATION CHARGES. If escrow fails to close because of Seller's default, Seller shall be liable for any cancellation charges of Escrow Agent. If escrow fails to close because of Buyer's default, Buyer shall be liable for any cancellation charges of Escrow Agent. If escrow fails to close for any other reason, Seller and Buyer shall each be liable for one-half of any cancellation charges of Escrow Agent. The provisions of this Section 25 shall survive cancellation of this Agreement.

      26. APPROVALS. Concerning all matters in this Agreement requiring the consent or approval of any Party, the Parties agree that any such consent or approval shall not be unreasonably withheld unless otherwise provided in this Agreement.

      27. RELEASES. Except as expressly provided in this Agreement, Seller and anyone claiming through Seller hereby releases Tenant from any and all claims of whatever kind or nature, in law or equity, whether now known or unknown to Seller, whether contingent or matured, that Seller may now have or hereafter acquire against Tenant for any costs, loss, liability, damage, expenses, demand, action or cause of action arising from or related to the Existing Lease arising from events occurring prior to COE.

      28. ADDITIONAL ACTS. The Parties agree to execute promptly such other documents and to perform such other acts as may be reasonably necessary to carry out the purpose and intent of this Agreement.

      29. GOVERNING LAW/JURISDICTION/VENUE. This Agreement shall be governed by and construed or enforced in accordance with the laws of the State of Arizona. In regard to any litigation which may arise in regard to this Agreement, the Parties shall and do hereby submit to the jurisdiction of and the Parties hereby agree that the proper venue shall be in the Superior Court of Arizona in Maricopa County, Arizona.

      30. CONSTRUCTION. The terms and provisions of this Agreement represent the results of negotiations among the Parties, each of which has been represented by counsel of its own choosing, and neither of which has acted under any duress or compulsion, whether legal, economic or otherwise. Consequently, the terms and provisions of this Agreement shall be interpreted and construed in accordance with their usual and customary meanings, and the Parties each hereby waive the application of any rule of law which would otherwise be applicable in connection with the interpretation and construction of this Agreement that ambiguous or conflicting terms or provisions contained in this Agreement shall be interpreted or construed against the Party whose attorney prepared the executed Agreement or any earlier draft of the same.

      31. TIME OF ESSENCE. Time is of the essence of this Agreement. However, if this Agreement requires any act to be done or action to be taken on a date which is a Saturday, Sunday or legal holiday, such act or action shall be deemed to have been validly done or taken if done or taken on the next succeeding day which is not a Saturday, Sunday or legal holiday, and the successive periods shall be deemed extended accordingly.

      32. INTERPRETATION. If there is any specific and direct conflict between, or any ambiguity resulting from, the terms and provisions of this Agreement and the terms and provisions of any document, instrument or other agreement executed in connection herewith or in furtherance hereof, including any Exhibits hereto, the same shall be consistently interpreted in such manner as to give effect to the general purposes and intention as expressed in this Agreement which shall be deemed to prevail and control.

      33. HEADINGS. The headings of this Agreement are for reference only and shall not limit or define the meaning of any provision of this Agreement.

      34. FAX AND COUNTERPARTS. This Agreement may be executed by facsimile and/or in any number of counterparts. Each party may rely upon any facsimile or counterpart copy as if it were one original document.

      35. INCORPORATION OF EXHIBITS BY REFERENCE. All Exhibits to this Agreement are fully incorporated herein as though set forth at length herein.

      36. SEVERABILITY. If any provision of this Agreement is unenforceable, the remaining provisions shall nevertheless be kept in effect.

      37. ENTIRE AGREEMENT. This Agreement contains the entire agreement between the Parties and supersedes all prior agreements, oral or written, with respect to the subject matter hereof. The provisions of this Agreement shall be construed as a whole and not strictly for or against any Party.

      38. SEC S-X 3-14 Audit. Seller acknowledges that Buyer may elect to assign all of its right, title and interest in and to this Agreement to a publicly registered company ("Registered Company") promoted by the Buyer. In the event Buyer's assignee under this Agreement is a Registered Company, such Registered Company will be required to make certain filings with the U.S. Securities and Exchange Commission required under SEC Rule S-X 3-14 (the "SEC Filings") that relate to the most recent pre-acquisition fiscal year (the "Audited Year") for the Property. To assist the Registered Company with the preparation of the SEC Filings, Seller agrees to provide Buyer with financial information regarding the Property for the Audited Year requested by Buyer and/or Buyer's auditors. Such information may include, but is not limited to, bank statements, operating statements, general ledgers, cash receipts schedules, invoices for expenses and capital improvements, insurance documentation, and accounts receivable aging related to the Property, provided such information is in the possession or control of Seller or its affiliates ("SEC Filing Information"). Seller shall deliver the SEC Filing Information requested by Buyer prior to the expiration of the Study Period, and Seller agrees to cooperate with Buyer and Buyer's auditors regarding any inquiries by Buyer or Buyer's auditors following receipt of such information, including delivery by Seller of an executed representation letter prior to COE in form and substance requested by Buyer's auditors ("SEC Filings Letter"). A sample SEC Filings Letter is attached to the Purchase Agreement as Exhibit G; however, Buyer's auditors may require additions and/or revisions to such letter following review of the SEC Filing Information provided by Seller. Seller consents to the disclosure of the SEC Filing Information in any SEC Filings by the Registered Company. Buyer shall reimburse Seller for Seller's reasonable costs associated with providing the SEC Filing Information. The provisions of this Section 38 shall survive the COE for a period of one (1) year.

      39. TAX-FREE EXCHANGE. The parties acknowledge that one or both of the parties may be entering into this transaction as part of an IRC Section 1031 Tax Deferred Exchange (an "Exchange") for the benefit of such party or parties. Each party agrees to assist and cooperate in any such Exchange for the benefit of the other provided the cooperating party shall incur no liability, cost or expense and will execute any and all documents, subject to its reasonable approval of its counsel, as are reasonably necessary in connection with the Exchange.

      IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement as of the Effective Date.

SELLER:                                   E & R BELL ROAD, LLC

                                          By: /s/ Ronald Hernandez
                                              ---------------------
                                               Ronald Hernandez
                                          Its: Manager/Member

BUYER:                                    SERIES B, LLC

                                          By: /S/ John M. Pons
                                              ------------------------
                                               John M. Pons
                                          Its: Authorized Officer

                            ACKNOWLEDGEMENT OF TENANT

      The undersigned hereby acknowledges and agrees that it will execute and deliver to Buyer at COE, as lessee thereunder, the New Lease and all other documents contemplated thereby and reasonably required by Escrow Agent, Seller and/or Buyer.

                                          EBCO, INC.

                                          By: /S/ Ronald Hernandez
                                              ------------------------
                                              Ronald Hernandez
                                          Its: Vice President & C.F.O.

                            ESCROW AGENT'S ACCEPTANCE

      The foregoing fully executed Agreement together with the Earnest Money Deposit is accepted by the undersigned this _____ day of ____________, 20__, which for the purposes of this Agreement shall be deemed to be the date of Opening of Escrow. Escrow Agent hereby accepts the engagement to handle the escrow established by this Agreement in accordance with the terms set forth in this Agreement.

                                          FIDELITY NATIONAL TITLE INSURANCE
                                          COMPANY

                                          By: /S/ M. Burton
                                              -----------------
                                          Title: Asst. Commercial Escrow Officer